Exhibit 3.1

SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

ALTERIX INC.

Alterix Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify as follows:

1.	The current name of the Corporation is Alterix Inc. The original Certificate of Incorporation was filed with the Secretary of State of Delaware on March 13, 2012 and the Amended and Restated Certificate of Incorporation was filed with the Secretary of State of Delaware.

2.	This Second Amended and Restated Certificate of Incorporation, which restates and integrates and also further amends the provisions of the Corporation’s Amended and Restated Certificate of Incorporation, was duly adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware (the “DGCL”) and by the written consent of its sole stockholder in accordance with Section 228 of the DGCL.

3.	The Corporation’s Amended and Restated Certificate of Incorporation is hereby amended, integrated and restated to read in its entirety as follows:

FIRST: The name of the Corporation is Inpellis, Inc.

SECOND: The address of the registered office of the Corporation in the State of Delaware is 16192 Coastal Highway, Lewes, Delaware 19958, County of Sussex, and the name of the registered agent of the Corporation in the State of Delaware at such address is Harvard Business Services, Inc.

THIRD: The purpose of the Corporation is to engage in any lawful activity for which corporations may be organized under the DGCL.

FOURTH: The total number of shares of stock that the Corporation is authorized to issue is one hundred million (100,000,000) shares having a par value of $0.001 per share.

FIFTH: The business and affairs of the Corporation shall be managed by or under the direction of the board of directors, and the directors need not be elected by ballot unless required by the bylaws of the Corporation.

SIXTH: This Corporation shall be perpetual unless otherwise decided by a majority of the board of directors.

SEVENTH: In furtherance and not in limitation of the powers conferred by the laws of Delaware, the board of directors is authorized to amend or repeal the bylaws.

EIGHTH: The Corporation reserves the right to amend or repeal any provision in this Certificate in the manner prescribed by the laws of Delaware.

NINTH: To the fullest extent permitted by the DGCL a director of this Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

IN WITNESS WHEREOF, the Corporation has caused this Second Amended and Restated Certificate of Incorporation to be signed by its Chief Executive Officer this 21st day of September, 2015.

/s/ Patrick T. Mooney
Patrick T. Mooney, Chief Executive Officer

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